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Exhibit 24  Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of The Ryland Group, Inc. of our report dated February 16, 1994, included in the 1993 Annual Report to Shareholders of the Ryland Group, Inc.

Our audit also included the financial statement schedules of The Ryland Group, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-16774, Form S-3 No. 33-28692, Form S-8 No. 33-32431, Form S-3
No. 33-48071, and Form S-3 No. 33-50933) of the Ryland Group, Inc. and in the related Prospectuses of our report dated February 16, 1994, with respect to the consolidated financial statements and schedules of The Ryland Group, Inc. included and incorporated herein by reference in this Annual Report (Form 10-K) for the year ended December 31, 1993.




Baltimore, Maryland
March 22, 1994

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